UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 12, 2010

CAVICO CORP.
 (Exact name of registrant as specified in charter)

Delaware	0-52870	20-4863704
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

17011 Beach Blvd., Suite 1230
Huntington Beach, California               92647
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (714) 843-5456

Copies to:

Gregory Sichenzia, Esq.
Peter DiChiara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events

On January 12, 2010, Cavico Mining and Construction JSC (“Mining”) announced that its shareholders approved the purchase from Mining by Cavico Corp. (the “Company”) and its subsidiaries of a total of 4,000,000 ordinary shares (“Shares”) of Mining at 16,894 Vietnamese Dong per share (approximately $0.90 per share) in exchange for debt owed to the Company and its subsidiaries by Mining or cash, at the Company’s discretion.  At the conclusion of transactions contemplated by the Securities Purchase Agreement, the Company and its subsidiaries will own more than 50% of the total issued and outstanding ordinary shares of Mining.

The sale of the shares to the Company was approved by 80.6% of Mining’s shareholders and ratified the terms of the Securities Purchase Agreement, dated December 11, 2009, among the Company, Cavico Vietnam Limited Company Limited, the Company’s wholly-owned subsidiary, and Mining, a Vietnamese joint stock company.  Pursuant to the Stock Purchase Agreement, the purchase of the Shares shall take place on the tenth business day following the shareholder approval or on such later date as the parties hereto shall agree in writing.

The purpose of the Company’s acquisition of an additional 4,000,000 shares of Mining to own over 50% of Mining’s common stock pursuant to the Securities Purchase Agreement is to enable the Company to include Mining in its consolidated financial statements on a going forward basis.  Although the Company’s nominees comprise a majority of Mining’s board of directors, as a result of the Company’s sale of ordinary shares of Mining in 2007, the Company’s ownership percentage of Mining fell below 50% and the Company must restate its financial statements filed with the U.S. Securities and Exchange Commission (the “Commission”) in the Company’s periodic reports as described in Item 4.02.  By bringing its ownership back up to over 50% of Mining’s ordinary shares, in exchange for intercompany debt owed to Cavico Vietnam from Mining or cash, the Company will be able consolidate Mining in its future financial statements.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press Release, dated January 14, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVICO CORP.

Date: January 14, 2010	By:	/s/ Timothy Dac Pham
Name: Timothy Dac Pham
Vice President